Exhibit 2.1

PURCHASE AGREEMENT

This AGREEMENT is made as of May 29, 2003 by and among Marianne Kostka, both individually and as Trustee and Sole Beneficiary of the Marianne Kostka Trust dated November 11, 1993 (“Seller”), M.K. Health Food Distributors, Inc., a California corporation (the “Company”), and Nature’s Life, Inc., a Delaware corporation (“Buyer”).

WHEREAS, the authorized capital stock of the Company consists of 500,000 shares of common stock, par value $1.00 per share (the “Company Stock”), of which 25,000 shares are issued and outstanding.

WHEREAS, Seller owns beneficially and of record 100% of the outstanding Company Stock.

WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, all of the shares of Company Stock owned by Seller.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF STOCK

1.1  Stock Purchase.   On and subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.5(a) below), Buyer will purchase from Seller, and Seller will sell, convey, assign and transfer to Buyer, all of the shares of Company Stock owned by Seller (the “Purchased Shares”), free and clear of all liens, charges, security interests, mortgages  and other encumbrances (collectively, “Liens”).

1.2  Purchase Price for Purchased Shares.   The total purchase price to be paid to Seller by Buyer for the Purchased Shares will be equal to $10,800,000, subject to adjustment pursuant to Section 1.3(d) (the “Purchase Price”).  The Purchase Price shall be payable on the Closing Date by wire transfer of immediately available funds to an account designated by Seller, except as provided in Section 1.3(a).

1.3  Additional Payment related to Purchased Shares; Adjustment to Additional Payment.

(a)  Calculation of Additional Payment.  In addition to the total Purchase Price, Buyer shall also pay to Seller an additional amount (the “Additional Payment”) equal to the aggregate amount of unrestricted cash held by the Company as of the Closing Date as determined pursuant to Schedule 1.3.  The Company shall pay the Additional Payment on the Closing Date by wire transfer of immediately available funds to an account designated by Seller, except that the greater of (i) $500,000 or (ii) 50% of the estimate of the Additional Payment as of the Closing Date (the “Escrow Amount”) shall be deposited in an escrow account (the “Escrow Account”) with a mutually agreeable institution (the “Escrow Agent”) and shall be distributed in accordance with the terms and conditions of an Escrow Agreement substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”).  If the Escrow Amount is greater than the amount of the Additional Payment, then (x) the full amount of the Additional Payment shall be deposited in the Escrow Acount and (y) an amount of the Purchase Price equal to the excess of the Escrow Amount over the Additional Payment shall be deposited in the Escrow Account and shall not be payable to Seller as provided in Section 1.2.

(b)  Targeted Peg.  Seller and Buyer have agreed upon a targeted net asset value of the Company as of the Closing Date based on agreed-upon adjustments (“GAAP Adjustments”) to conform more closely to Generally Accepted Accounting Principles (“GAAP”) equal to $4,301,293 as set forth on Schedule 1.3 (the “Targeted Peg”).  Capitalized terms referred to in this Section 1.3(b) or 1.3(c) if not otherwise defined shall have the meaning given or implied on Schedule 1.3.  The methodology for arriving at the Targeted Peg consists of:

(i)            taking the Non GAAP Net Asset Value (as set forth on Schedule 1.3) based on the Company’s Unadjusted March 2003 Balance Sheet (as defined in Section 4.6); and

(ii)           making GAAP-required reserves and accruals (the “Additional Accruals”) as set forth on Schedule 1.3 for items such as payroll expenses, payroll-related expenses, commissions, vacation, holiday pay, sick leave, worker’s compensation, property taxes, sales taxes, federal income taxes and state income taxes (it being understood that the Additional Accruals described thereon are estimates only and that at Closing, such Additional Accruals shall be adjusted to reflect the amount necessary to pay the actual obligations of the Company with respect to such items as of the Closing Date, whereas the Estimated Reserves identified on Schedule 1.3 are agreed-upon reserves reflecting Buyer’s and Seller’s mutual agreement of actual asset value) to arrive at the adjusted balance sheet, referred to on Schedule 1.3 as the “Latest Balance Sheet GAAP”; and then

(iii)         deducting the unrestricted cash (rather than actual cash) to determine the Targeted Peg.  The determination of the unrestricted cash is based on making agreed-upon adjustments to actual cash, as set forth on Schedule 1.3.

(c)  Additional Provisions Related to Targeted Peg.  Notwithstanding the adjustments required by Section 1.3(b) (the “GAAP Adjustments”), the parties hereto agree that in determining the Actual Peg:

(i)            inventory reserves of at least 4.0% (but more if so required by the final physical inventory count as of the Closing Date based on, among other things, age (more than 12 months old), usage (in excess of 12 months supply) and/or obsolescence as well as the factors specified in Section 4.11) of the gross inventory balance, valued at lower of cost or market, shall be recorded  as part of the Additional Accruals;

(ii)           accounts receivable reserves shall be recorded for bad debts, coop advertising and sales returns, allowances and chargebacks, as identified on Schedule 1.3 based on GAAP-required adjustments; and

(iii)         if any item on (or which should be reflected on) the Company’s historical financial statements is not reflected in accordance with GAAP, in determining the

Actual Peg such items shall nonetheless be computed in accordance with GAAP Adjustments, including, for such purposes, at least the minimum specific reserves required by clauses (i) and (ii) of this Section 1.3(c), and all accounting entries will be taken into account regardless of their amount, all known errors and omissions will be corrected and all known proper adjustments will be made.

(d)  Pre-Closing Adjustment Based on Estimated Peg.  At or prior to Closing, Seller and Buyer shall mutually agree on an estimate (the “Estimated Peg”) of the Adjusted GAAP “NAV” of the Company as of the Closing Date (the “Actual Peg”) determined using the methodologies described in Sections 1.3(b) and 1.3(c) above and on Schedule 1.3 (and in the absence of reaching a mutual agreement on such an estimate, the Estimated Peg shall equal the mean average of Buyer’s good faith proposal of such estimate and Seller’s good faith proposal of such estimate; provided that if the difference between such proposals is greater than $50,000, the Estimated Peg shall equal the Targeted Peg).  If the Estimated Peg is less than the Targeted Peg (such difference, the “Shortfall”), the Additional Payment to be made at Closing shall be decreased by the amount of the Shortfall; provided that if the Shortfall is greater than the unadjusted Additional Payment, then (i) there shall be no Additional Payment made at Closing and (ii) the Purchase Price shall be decreased by the amount by which the Shortfall exceeds the unadjusted Additional Amount.  If the Estimated Peg is more than the Actual Peg, the Additional Payment to be made at Closing shall be increased by the amount of such excess (less any portion thereof  required to be paid into the Escrow Account).

(e)  Post-Closing Adjustment Based on Actual Peg.  As promptly as practicable, but in no event later than 30 days after the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Proposed Statement”) setting forth a calculation of the Actual Peg.  If Buyer has any objections to the Proposed Statement, it shall deliver a detailed statement describing its objections to Seller within 30 days after receiving the Proposed Statement, and in the absence of providing any such objection, the Proposed Statement shall be deemed the final statement (the “Final Statement”) and the calculation of the Actual Peg set forth on the Final Statement shall equal the Actual Peg and be conclusive and binding upon Buyer and Seller.  Buyer and Seller shall use reasonable efforts to resolve any such objections themselves.  If Buyer and Seller do not obtain a final resolution within 30 days after Buyer has received objections to the Proposed Statement, however, Buyer and Seller shall select an accounting firm mutually acceptable to them to resolve any remaining objections.  If Buyer and Seller are unable to agree on the choice of an accounting firm, they will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The determination of any accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon Buyer and Seller.  Buyer shall revise the Proposed Statement as appropriate to reflect the resolution of any objections thereto pursuant to this Section 1.3(e) and the final revised Proposed Statement shall become the Final Statement.  In the event the Parties submit any unresolved objections to an accounting firm for resolution as provided above, Buyer and Seller shall share responsibility for the fees and expenses of the accounting firm in equal portions.  If the Actual Peg (as finally determined pursuant to this Section 1.3(e)) exceeds the Estimated Peg, Buyer will pay to Seller an amount equal to the full amount of such excess (plus interest thereon at the prime rate of Sanwa Bank then in effect plus 100 basis points per annum (the “Applicable Rate”) from the Closing Date) by wire transfer or delivery of other immediately available funds within three business days after the date on which the Actual Peg finally is determined, and if the Actual

Peg (as finally determined pursant to this Section 1.3(e)) is less than the Estimated Peg, Seller shall pay to Buyer an amount equal to the full amount of such deficiency (plus interest thereon at the Applicable Rate from the Closing Date) by wire transfer or delivery of other immediately available funds within three business days after the date on which the Actual Peg finally is finally determined.

(f)  Access.  Seller shall afford, and cause its officers, employees, agents and representatives (including Seller’s independent accountants) to afford, to Buyer and its officers, employees, agents and representatives, reasonable access to the personnel (including independent accountants), and financial, accounting and other data and information (including workpapers of Seller’s independent accountants, whether prepared in contemplation of this Section 1.3 of this Agreement or otherwise), to the extent relating to the calculation of any of the amounts described in this Section 1.3 as reasonably requested by Buyer or its representatives or agents for purposes of evaluating compliance with the terms and conditions of this Agreement.

1.4  Closing Transactions.

(a)  Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Mitchell L. Schwary, Jr., 5 Hutton Centre Drive, Suite 805, Santa Ana, CA  92707 at 10:00 a.m. on June 13, 2003, if all of the conditions to Closing specified in Section 2.1 have been satisfied, and if not, then at such other place and time as the parties may mutually agree, or failing such agreement, then at 10:00 a.m. on a date designated by Buyer which is no later than June 30th, 2003. The date on which the Closing occurs is herein referred to as the “Closing Date” and the “Closing” shall be deemed to have been effective as of the close of business on the Closing Date.

(b)  Transfers.  Subject to the conditions set forth in this Agreement, the parties agree to consummate the following “Closing Transactions” on the Closing Date:

(i)            Seller will deliver to Buyer certificates representing the Purchased Shares, duly endorsed for transfer with all requisite state and federal transfer stamps affixed thereto and accompanied by duly executed stock powers;

(ii)           Buyer will deliver to Seller the Purchase Price, as adjusted pursuant to Section 1.3(a), less the Escrow Amount;

(iii)         Buyer will deliver the Escrow Amount to the Escrow Agent; and

(iv)          There shall be delivered to Buyer and Seller the opinions, certificates and other documents and instruments required or contemplated to be delivered under Article II hereof.

ARTICLE II

CONDITIONS TO CLOSING

2.1  Conditions to Buyer’s Obligations.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

(a)  Each of the representations and warranties set forth in Article IV and Article V hereof will be true and correct in all material respects (without duplication of any materiality qualifiers contained therein) at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (in each case, without taking into account any disclosures made by Seller and the Company to Buyer pursuant to Sections 3.1(h), 4.30 and 5.5 hereof);

(b)  Seller and the Company will have performed and complied in all material respects with all of the covenants and agreements required to be performed by them under this Agreement prior to the Closing;

(c)  All consents by third parties that are required for the transfer of the Purchased Shares to Buyer, or that are required for the consummation of the transactions contemplated hereby, or that are required in order to prevent a breach of or a default under or a termination or material modification of any material agreement to which the Company is a party or to which any material portion of the property of the Company is subject will have been obtained, and releases of any and all security interests held by third parties for which the underlying indebtedness has been, or will be, repaid by the Company on the Closing Date will have been obtained (except for those items noted with an asterisk on the Lease and Encumbrances Schedule (as hereinafter defined)), all on terms reasonably satisfactory to Buyer;

(d)  All governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained on terms reasonably satisfactory to Buyer;

(e)  No action or proceeding before any court or government body will be pending or threatened wherein an unfavorable judgment, decree, injunction or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, or might materially and adversely affect the right of Buyer to own, operate or control the Company;

(f)  Seller and Buyer will have entered into the Escrow Agreement, and the Escrow Agreement will be in full force and effect and will not have been modified;

(g)  Seller and Buyer will have entered into a Noncompete Agreement substantially in the form of Exhibit B attached hereto (the “Noncompete Agreement”), and the Noncompete Agreement will be in full force and effect and will not have been modified;

(h)  There shall have been no material adverse change from the date of this Agreement in the business or assets or financial condition or operating results or earnings or customer, supplier, employee and sales representative relations or the business condition or financing arrangements or business prospects of the Company;

(i)  [Intentionally omitted];

(j)  Buyer will have received payoff and release letters in form and substance satisfactory to Buyer with respect to the complete payment and satisfaction of all Indebtedness (as defined below) and release of all Liens on assets of the Company, if any;

(k)  The Medical Care Expense Reimbursement Plan adopted by the board of directors of the Company on October 1, 1976 will have been terminated;

(l)  There will have been a second director appointed to the board of directors of the Company and a subsequent ratification of all actions taken by a sole director of the Company at any time in the past, and the articles of incorporation of the Company will have been duly amended to remove the provision establishing the size of the board at two directors;

(m)  Buyer will have completed, and be satisfied in its discretion with the results of, (i) a Phase I Environmental Assessment that pertains to the principal operating property of the Company, (ii) all due diligence Buyer elects to perform regarding any of the contracts, agreements and commitments, whether oral or written (collectively, “Contracts”), that are binding upon either or both of the Company and Seller, and (iii) all other due diligence Buyer elects to perform regarding the Company or its business;

(n)  On or prior to the Closing Date, Seller will have delivered to Buyer all of the following:

(i)            A certificate from Seller, dated the Closing Date, stating that the preconditions specified in Sections 2.1(a) through (e), inclusive, have been satisfied;

(ii)           The original certificates for the Purchased Shares, duly endorsed in blank;

(iii)         Copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions contemplated herein;

(iv)          A resignation letter with respect to all directorships and officer positions held by Seller;

(v)            Copies of all formulations for all products of the Company, sufficient for a knowledgable person to manufacture the same without further information or instructions, except with respect to products purchased from Wellington Foods, which shall not be delivered or disclosed to Buyer or delivered in connection with Closing (except that adequate information shall be provided Company to accurately prepare labels in compliance with law);

(vi)          A copy of a complete customer list of Company, including all relevant contact information, such as addresses, phone numbers, fax numbers, principal contact persons, all of which shall preferably be provided in both manual and electronic form; and

(vii)         Such other documents or instruments as Buyer reasonably requests to effect the transactions contemplated hereby; and

(o)  All actions to be taken by Seller and the Company in connection with the consummation of the Closing Transactions and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to be delivered by Seller to effect the transactions contemplated hereby reasonably requested by Buyer will be reasonably satisfactory in form and substance to Buyer.

Any condition specified in this Section 2.1 may be waived by Buyer, provided that no such waiver will be effective unless it is set forth in a writing executed by Buyer and delivered to Seller or unless Buyer agrees to consummate the Closing Transactions contemplated by this Agreement without satisfaction of such condition.

2.2  Conditions to Seller’s Obligations.   The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

(a)  Each of the representations and warranties set forth in Article VI hereof not containing materiality qualifiers will be true and correct in all material respects (without duplication of any materiality qualifiers contained therein) at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (in each case, without taking into account any disclosures made by Buyer to Seller pursuant to Sections 3.3(a) and 6.8 hereof);

(b)  Buyer will have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c)  All governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

(d)  No action or proceeding before any court or governmental body will be pending or threatened wherein an unfavorable judgment, decree, injunction or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e)  Seller and Buyer will have entered into the Escrow Agreement, and the Escrow Agreement will be in full force and effect and will not have been modified;

(f)  On or prior to the Closing Date, Buyer will have delivered or caused to be delivered to Seller all of the following:

(i)            a certificate from Buyer, dated the Closing Date, stating that the preconditions specified in Sections 2.2(a) through (d), inclusive, above have been satisfied;

(ii)           certified copies of the resolutions of Buyer’s board of directors approving the transactions contemplated by this Agreement;

(iii)         the Purchase Price, as adjusted pursuant to Section 1.3(a), less the Escrow Amount, for the Purchased Shares; and

(iv)          such other documents or instruments as Seller reasonably requests to effect the transactions contemplated hereby; and

(g)  All actions to be taken by Buyer in connection with the consummation of the Closing Transactions and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to be delivered by Buyer to effect the transactions contemplated hereby reasonably requested by Seller will be satisfactory in form and substance to Seller.

Any condition specified in this Section 2.2 may be waived by Seller, provided that no such waiver will be effective unless it is set forth in a writing executed by Seller or unless Seller agrees to consummate the Closing Transactions contemplated by this Agreement without the satisfaction of such condition.

ARTICLE III

COVENANTS PRIOR TO CLOSING

3.1  Affirmative Covenants of the Company and Seller.   Prior to the Closing, unless Buyer otherwise agrees in writing and except as otherwise contemplated by this Agreement, Seller will cause the Company to, and the Company will (and in the case of paragraphs (h) and (k), Seller also will):

(a)  conduct its business and operations in the usual and ordinary course of business in accordance with past custom and practice;

(b)  use its best efforts to cause its insurance policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(c)  keep in full force and effect its corporate existence and all material rights, franchises and intellectual property (including Proprietary Rights, as defined below) relating or pertaining to its business;

(d)  use its reasonable best efforts to carry on the business of the Company substantially in the same manner as historically conducted and to keep the Company’s business organization and properties intact, including its present business operations, physical facilities, working conditions and employees and its present relationships with lessors, licensors, suppliers and customers and others having business relations with it, sufficient to enable the Company to operate its business in accordance with past practices;

(e)  maintain the assets of the Company in customary repair, order and condition consistent with past practice and current needs, replace in accordance with past practice its inoperable, worn out or obsolete assets and, in the event of a casualty, loss or damage to any of such assets or properties prior to the Closing Date for which the Company is insured, either repair or replace such damaged property or use the proceeds of such insurance in such other manner as mutually agreed upon by Buyer and Seller;

(f)  maintain the books, accounts and records of the Company in accordance with past custom and practice as used in the preparation of the Financial Statements (as defined below);

(g)  use its best efforts to obtain releases of the Company on any guarantees or any suretyship obligations, or other promises of payment or performance given by the Company of any of Seller’s obligations;

(h)  promptly inform Buyer in writing of any material variances from the representations and warranties contained in Article IV or Article V hereof or any breach of any covenant hereunder by Seller or the Company;

(i)  comply with all material contractual obligations applicable to the operations and business of the Company and pay all applicable taxes which are due and owing;

(j)  continue its compliance with applicable and material legal requirements in a manner consistent with past practice;

(k)  cooperate with Buyer and use their reasonable best efforts to cause the conditions to Buyer’s and Seller’s obligations to close to be satisfied (including the execution and delivery of all agreements contemplated hereunder to be so executed and delivered); and

(l)  confer on a reasonable basis at Buyer’s request, with representatives of Buyer to report on operational matters and the general status of ongoing operations.

3.2  Negative Covenants of the Company and Seller.   Prior to the Closing, without Buyer’s prior written consent, and except as otherwise contemplated by this Agreement, Seller will cause the Company not to, and the Company will not:

(a)  take any action that would require disclosure under Section 4.8 of this Agreement, except for sales of inventory in the ordinary course of business consistent with past practice;

(b)  make any loans, enter into any insider transactions or make or grant any increase in any employee’s or officer’s compensation or make or grant any increase in any employee benefit plan, incentive arrangement or other benefit covering any of the employees of the Company, other than in the ordinary course of the Company’s business consistent with past practices to or with  individuals who are not affiliated with Seller;

(c)  establish or, except in accordance with past practice, contribute to any pension, retirement, profit sharing or stock bonus plan or multiemployer plan covering the employees of the Company;

(d)  enter into any contract, agreement or transaction other than in the ordinary course of the Company’s business consistent past practice and at arm’s length with persons or entities that are not affiliated with Seller; and

(e)  make or change any election, change any annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company.

3.3  Covenants of Buyer.   Prior to the Closing, Buyer will:

(a)  promptly inform Seller in writing of any variances from the representations and warranties contained in Article VI hereof or any breach of any covenant hereunder by Buyer; and

(b)  cooperate with Seller and use its reasonable best efforts to cause the conditions to Seller’s and Buyer’s obligations to close to be satisfied (including the execution and delivery of all agreements contemplated hereunder to be so executed and delivered).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
CONCERNING THE COMPANY

As a material inducement to Buyer to enter into this Agreement, Seller hereby represents and warrants that:

4.1  Organization and Corporate Power.   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified, except for jurisdictions in which the failure to qualify would not have a material adverse effect on the Company. The Company is not qualified to do business in any foreign jurisdiction.  The Company has full corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties, to carry on its business as now conducted. The copies of the Company’s articles of incorporation and by-laws which are attached hereto as Attachment A reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.  The minute books containing the records of meetings of the shareholders and board of directors, the stock certificate books and the stock record books of the Company are correct and complete. The Company is not in default under or in violation of any provision of its articles of incorporation or by-laws.

4.2  Authorization of Transactions.   The Company has full corporate power and authority to execute and deliver this Agreement and perform all of its obligations arising prior to the Closing Date under this Agreement.  The board of directors of the Company has duly approved this Agreement and the performance of the Company’s obligations arising prior to the Closing Date under this Agreement and has duly authorized the execution and delivery of this Agreement and the performance of the Company’s obligations arising prior to the Closing Date under this Agreement.  No other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement and the performance of the Company’s obligations arising prior to the Closing Date under this Agreement.  This Agreement has been or will be duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy or other laws affecting creditor’s rights generally and limitations resulting from the application of equitable principles.

4.3  Capitalization.   The authorized, issued and outstanding capital stock of the Company is as set forth in the second paragraph of the recitals of this Agreement.  All of the issued and outstanding shares of the Company Stock have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned of record and beneficially by Seller. There are no outstanding or authorized options, warrants, rights, Contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock (other than this Agreement).  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.  There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company.  The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

4.4  Subsidiary Investments.   The Company does not own or hold any shares of stock or any other security or interest in any other Person or any rights to acquire any such security or interest, and the Company has never had any Subsidiary.  For purposes hereof, “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof, and “Subsidiary” means any corporation of which the securities having a majority of the ordinary voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Company either directly or through one or more Subsidiaries.

4.5  Absence of Conflicts.   Except as set forth on Schedule 4.5 attached hereto (the ‘Restrictions Schedule”), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) (i) conflict with or result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of or (iv) give any third party the right to term or to accelerate any obligation under the provisions of the articles of incorporation or by-laws of the Company or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Company is bound or affected, or any law, statute, rule or regulation or any judgment, order or decree to which the Company is subject, (b) result in the creation of any Lien upon the Company Stock or any of the Company’s assets, or (c) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body.

4.6  Financial Statements.

(a)  Concurrent herewith or previous hereto, Seller has delivered a financial statements schedule (the “Financial Statements Schedule”) that includes copies of the Company’s (i) unaudited balance sheet as of March 31, 2003, as adjusted and attached as Schedule 1.3 (the “Latest Balance Sheet”) and the related statement of income for the 3-month period then ended, (ii) the unaudited balance sheet as of March 31, 2003, without adjustment (the “Unadjusted March 2003 Balance Sheet”), (iii) unaudited balance sheets and statements of income for the fiscal year ended December 31, 2001, (iv) and unaudited balance sheets and statements of income for the fiscal year ended December 31, 2002, (v) the compiled unaudited balance sheet, statement of retained earnings, statement of income, supporting schedules and statement of cash flows for the fiscal year ended December 31, 2002, compiled by Thomas L. Dial, CPA, Inc. of Orange, CA, (vi) the federal and state corporate income tax returns and supporting schedules for calendar year 2001, and (vii) the federal and state corporate income tax returns and supporting schedules for calendar year 2002, all as set forth in the Financial Statements Schedule, and (except as set forth on Schedule 4.6 attached hereto) each of the foregoing financial statements (including in all cases the notes thereto, if any) (together, all of the foregoing items (i) through (vii) are the “Financial Statements”) is accurate and complete in all material respects, is consistent with the Company’s books and records (which, in turn, are accurate and complete in all material respects), present fairly, in all material respects, the Company’s financial position and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with past practices consistently applied, subject in the case of unaudited financial statements to changes resulting from normal year-end adjustments (which are not and will not be material in the aggregate) and to the absence of footnote disclosure.

(b)  Following the date of this Agreement, Seller will cause to be prepared and delivered to Buyer copies of the Company’s unaudited financial statements for the periods ending April 30th, May 30th and, if closing does not occur by May 30th, 2003, then also for the period between May 30th and the Closing Date, in each case, as soon as they are available but no later than twenty (20) calendar days after the end of each such period (which balance sheets shall be referred to herein as the “Interim Balance Sheets”).  The Interim Balance Sheets shall be prepared according to GAAP consistently applied.  Seller shall fully cooperate with Buyer’s financial personnel and outside accountants to cause the Interim Balance Sheets to be updated and prepared in conformity with GAAP, consistently applied, by making appropriate and necessary accruals.

4.7  Absence of Undisclosed Liabilities.   The Company has no obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any state of facts existing at or prior to the Closing, except as disclosed on the face of the Latest Balance Sheet or otherwise expressly disclosed on the Liabilities Schedule (defined below) at or prior to Closing (including (a) Taxes with respect to or based upon transactions or events occurring on or before the Closing and (b) liabilities with respect to or based upon loans, indebtedness, promissory notes, debentures, deferred purchase price for property or services, or similar obligations (or any guaranties of any of the foregoing) (collectively, “Indebtedness”) which exist on, or may have existed prior to, the Closing), except (i) obligations under Contracts described on the Contracts Schedule (as hereinafter defined) or under Contracts which are not required by this Agreement to be disclosed thereon (but not liabilities for breaches thereof), (ii) liabilities reflected on the face of the Latest Balance Sheet, (iii) liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business or otherwise in accordance with the terms and conditions of this Agreement (none of which is a liability for breach of contract, breach of warranty, tort or infringement, or a claim or lawsuit, or an environmental liability), and (iv) liabilities otherwise expressly disclosed on Schedule 4.7 attached hereto (the “Liabilities Schedule”).

4.8  Absence of Certain Developments.   Except as set forth on Schedule 4.8 attached hereto (the “Developments Schedule”) and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, the Company has not:

(a)  suffered a material adverse change in the business or financial condition or operating results or earnings or assets or customer, supplier, employee and sales representative relations, taken in the aggregate, or business condition or financing arrangements of the Company and there has been no material casualty loss or damage to the assets of the Company (whether or not covered by insurance);

(b)  redeemed or repurchased, directly or indirectly, any shares of capital stock or declared, set aside or paid any dividends or made any other distributions with respect to any shares of its capital stock;

(c)  issued, sold or transferred any notes, bonds or other debt securities or any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, of the Company;

(d)  borrowed any amount or incurred or become subject to any liabilities, except trade payables incurred in the ordinary course of business consistent with past practice;

(e)  discharged or satisfied any lien or encumbrance or paid any obligation or liability, or prepaid any amount of indebtedness for borrowed money, other than those discharged, satisfied, paid or prepaid in the ordinary course of business;

(f)  mortgaged, pledged or subjected to any Lien any portion of its properties or assets;

(g)  sold, leased, assigned or transferred (including transfers to Seller or any employees or affiliates of the Company) a portion of its tangible assets, except sales of inventory in the ordinary course of business consistent with past practice, or cancelled without fair consideration any debts or claims owing to or held by it;

(h)  sold, assigned, licensed or transferred (including without limitation transfers to Seller or any employees or affiliates of the Company) any Proprietary Rights (as defined in Section 4.14) or disclosed any confidential information other than pursuant to agreements preserving all rights of the Company in such confidential information or, to the Company’s knowledge, received any written confidential information of any third party in violation of any obligation of confidentiality;

(i)  suffered any extraordinary losses or waived in writing any rights of significant value, whether or not in the ordinary course of business or consistent with past custom and practice;

(j)  suffered any theft, damage, destruction or casualty loss in excess of $10,000 per incident and $40,000 in the aggregate, to its tangible assets, whether or not covered by insurance or suffered any substantial destruction of the Company’s books and records;

(k)  entered into, amended or terminated any lease, contract, agreement or commitment, whether oral or written (any “Contract”), or taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any insider (as defined in Section 4.22);

(l)  made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, except in the ordinary course of business, consistent with past practices;

(m)  conducted its cash management customs and practices other than in the usual and ordinary course of business in accordance with past custom and practice;

(n)  made any capital expenditures or commitments for capital expenditures that aggregate in excess of $40,000;

(o)  made any loans or advances to, or guarantees for the benefit of, any persons, except for advances made to employees not in excess of $15,000 in the aggregate;

(p)  made any charitable contributions, pledges, association fees or dues;

(q)  entered into any lease of capital equipment or real estate involving rental in excess of $15,000 per annum; or

(r)  changed or authorized any change in its articles of incorporation or by-laws, except as expressly required by Section 2.1(l).

4.9  Title to Properties.

(a)  The real estate lease (the “Lease”) described on Schedule 4.9 attached hereto (the “Lease and Encumbrances Schedule”) is valid, binding, enforceable and in full force and effect and has not been modified (except to the extent disclosed in copies attached to Attachment B attached hereto), and the Company holds a valid and existing leasehold interest under such lease for the term set forth in the Lease and Encumbrances Schedule.  The Lease constitutes the only lease or subleases under which the Company holds leasehold or subleasehold interests in real estate.  Attached hereto as Attachment B is a complete and accurate copy of the Lease described in the Lease and Encumbrances Schedule.  With respect to the Lease:

(i)            subject to consent of the landlord as provided in the Lease, the Lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(ii)           subject to consent of the landlord as provided in the Lease, neither the Company nor, to the Company’s knowledge, any other party to the Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Lease;

(iii)         to the Company’s knowledge, no party to the Lease has repudiated any provision thereof;

(iv)          to the Company’s knowledge, there are no disputes, oral agreements, or forbearance programs in effect as to the Lease;

(v)            the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease, except as set forth in the Lease Schedule;

(vi)          to the Company’s knowledge, all buildings, improvements or other property leased or subleased under the Lease have received all approvals of governmental authorities required to be obtained by the Company in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations and the terms of the Lease; and

(vii)         to the Company’s knowledge, the owner of the building, improvements or other property occupied by the Company under the Lease has good and marketable title to the parcel of real property, free and clear of all Liens, other than (a) installments of special assessments and taxes not yet due and payable and (b) recorded easements, covenants and restrictions which do not impair the current use, occupancy or value, or the marketability of title, of the property subject thereto.

(b)  The real estate demised by the Lease constitutes all of the real estate used or occupied by the Company, and the Company does not own any real estate in fee simple.

(c)  Except as set forth on the Lease and Encumbrances Schedule, the Company owns good and marketable title, free and clear of all Liens, to all of the personal property and assets which are shown on the Latest Balance Sheet (and not disposed thereafter) or acquired thereafter or located on its premises and used by the Company.  Except as set forth or the Lease and Encumbrances Schedule, the Company does not own any property that is not located on the leased premises of the Company.

(d)  The buildings, machinery, equipment and other tangible assets owned or otherwise used by the Company in the conduct of its business (other than assets that are not necessary for the operation of the business of the Company) are in satisfactory operating condition and repair and are usable in the ordinary course of business, subject only to the provision of usual and customary maintenance and repair performed in the ordinary course with respect to similar properties of like age and construction.  The Company owns or leases under valid leases all buildings, machinery, equipment and other tangible assets necessary for or used in the conduct of its business.

4.10  Accounts Receivable.   All of the notes and accounts receivable of the Company reflected on the Latest Balance Sheet are, and all notes and accounts receivable of the Company as of the Closing Date will be, good and valid receivables and obligations incurred in the ordinary course of business, subject to counterclaims, charge backs, deductions, credits, set-offs and offsets not in excess of those referred to in Section 1.3(a) above that pertain to the accruals and reserves set forth therein.  All such accounts receivable are properly reflected on the Latest Balance Sheet.  As of the Closing Date, no person or entity will have any lien on such receivables or any part thereof (except for liens identified on the Lease and Encumbrances Schedule), and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment will have been made with respect to any such receivables other than in the ordinary course of business consistent with past practice and as reflected in the reserve therefor.

4.11  Inventory.   The inventories of the Company reflected on the Latest Balance Sheet, whether located at the premises of the Company or elsewhere, are of, and the inventories of the Company on the Closing Date will consist of, a quantity and quality usable and saleable in the ordinary course of business, are not damaged or defective and are merchantable.  All such inventories represent a bona fide asset and have a use-by date, expiration date or shelf-life that expires at least 12 months’ after the Closing Date.  All inventories of the Company, whether located at the premises of the Company or elsewhere, are, and as of the Closing Date will be, properly reflected on the Company’s books and records and are not and, as of the Closing Date will not be, the subject of any counterclaim, or a claim for a charge-back, deduction, credit, set-off or other offset, or any claim of a party-in-possession, such as a claim for a lien or other restriction, other than those referred to in Section 1.3(a) above that pertain to inventory reserves.  All inventories, whether located at the premises of the Company or elsewhere, are and, as of the Closing Date will be, in compliance with all applicable laws and regulations, including those pertaining to labeling and packaging.  All the Company’s products included in such inventory being conveyed to Buyer at Closing comply in all respects with current FDA (as defined below) and FTC (as defined below) requirements and the requirements of Other Authorities (as defined below) and were handled in conformity with current FDA requirements and the requirements of Other Authorities.

4.12  Taxes.

(a)  The Company has timely filed all Tax Returns required to be filed by it in all jurisdictions, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all respects.  Any information provided by Seller to Buyer in order to prepare the Tax Returns pursuant to Section 9.2(a) will be complete, true and accurate in all respects.

(b)  The Company has paid all Taxes due and owing by it (whether or not such Taxes are shown or required to be shown on a Tax Return) and has withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party.

(c)  The Company has not waived any statute of limitations with respect to any Taxes or agreed to any extension of time for filing any Tax Return which has not been filed; and the Company has not consented to extend to a date later than the date hereof the period in which any Tax may be assessed or collected by any Taxing Authority.

(d)  The accrual for Taxes on the Latest Balance Sheet (as adjusted for the passage of time through the Closing Date in accordance with GAAP consistently applied) would be adequate to pay all Tax liabilities of the Company if its current tax year were treated as ending on the date of the Latest Balance Sheet and as of the Closing Date, as the case may be (excluding any amount recorded which is attributable solely to timing differences between book and Tax income).

(e)  The Company has not received written notice that any foreign, federal, state or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company.

(f)  The Company has not received from any foreign, federal, state or local taxing authority any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against the Company.

(g)  There are no material unresolved written claims concerning Company’s Tax liability.

(h)  No written notice has ever been delivered to Company by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.

(i)  The Company has not been a member of an Affiliated Group or filed or been included in a combined, consolidated or unitary income Tax Return.

(j)  The Company is not a party to or bound by any Tax allocation or Tax sharing agreement nor has any current or potential contractual obligation to indemnify any other person with respect to Taxes.

(k)  There are no Liens for Taxes (other than for Taxes not yet due and payable) upon the assets of the Company.

(l)  The Company shall not be required to (i) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, include any adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing Date, (ii) as a result of any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law) executed on or before the Closing Date, include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, or (iii) as a result of any prepaid amount received on or prior to the Closing Date, include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date.

(m)  The Company has not made an election under Section 341(f) of the Code and is not liable for the Taxes of another Person (a) under Treas. Reg. §1.1502-6 (or comparable provisions of state, local or foreign law), (b) as a transferee or successor or (c) by contract or indemnity or otherwise.

(n)  The Company has not requested or been granted an extension of the time for filing any Tax Return which has not yet been filed.

(o)  The Company has not consented to extend to a date later than the date hereof the time in which any Tax may be assessed or collected by any taxing authority.

(p)  With respect to each taxable period of the Company ending on or before the Closing Date, no such taxable period has been audited by the relevant taxing authority.

(q)  No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.

(r)  The Company has not made any payments, or is or will become obligated (under any Contract entered into on or before the Closing Date) to make any payments, that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law).

(s)  The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax.

(t)  As used in this Agreement, the following terms shall have the following respective meanings:

(i)            “Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under state, local or foreign income Tax law).

(ii)           “Code” means the Internal Revenue Code of 1986, as amended.

(iii)         “Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

(iv)          “Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

4.13  Contracts and Commitments.

(a)  Except as specifically contemplated by this Agreement and except as set forth on Schedule 4.13 attached hereto (the “Contracts Schedule”), the Company is not a party to or bound by, whether written or oral, any: (i) bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal; (ii) Contract for the employment of any officer, individual employee or other person on a full-time or consulting basis, any severance agreement or any agreement requiring any payment upon a change of control of the Company; (iii) Contract or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of its assets; (iv) agreements with respect to the lending or investing of funds; (v) license or royalty agreements; (vi) guaranty of any obligation, other than endorsements made for collection; (vii) lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of $2,000 annually; (viii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it; (ix) Contract or group of related Contracts (not including utility service agreements) with the same party for the purchase or sale of supplies, products or other personal property or for the furnishing or receipt of services which either calls for performance over a period of more than one year (except if such Contracts do not involve a sum in excess of $2,500 annually) or involves a sum in excess of $5,000; (x) Contract or group of related Contracts with the same party continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days or less notice without penalties or involving more than $15,000; (xi) Contract with any officer, director, shareholder or other insider of the Company or any of its affiliates, or any family member or relative of Seller (or trust for the benefit of Seller or any of the foregoing), or with any entity controlled by or under common control of any such party (together, all such parties are “Related Parties”); (xii) Contract relating to the distribution, marketing or sales of its products, including the terms of sale used by Company in connection with confirmations of any purchase orders or shipments made to customers; (xiii) warranty agreement with respect to products sold; (xiv) Contracts pursuant to which the Company subcontracts work to third parties; or (xv) other Contract material to it whether or not entered into in the ordinary course of business.

(b)  Except as specifically contemplated by this Agreement or disclosed in the Contracts Schedule, (i) to the Company’s knowledge, no Contract or commitment required to be disclosed on the Contracts Schedule has been breached or cancelled by the other party since the date of the Latest Balance Sheet; (ii) the Company has performed all the obligations required to be performed in connection with the Contracts required to be disclosed on the Contracts Schedule and is not in receipt of any claim of default under any contract or commitment required to be disclosed on the Contracts Schedule, (iii) the Company does not have a present expectation or intention of not fully performing any obligation pursuant to any contract set forth on the Contracts Schedule and (iv) the Company has no knowledge of any breach or anticipated breach by any other party to any contract set forth on the Contracts Schedule.

(c)  Prior to the date hereof, the Company has delivered to Buyer true and correct copies of all written Contracts which are referred to on the Contracts Schedule, in each case together with all amendments or other changes thereto.  The Contracts Schedule contains an accurate and complete description of all material terms of all oral Contracts referred to therein.

4.14  Proprietary Rights.

(a)  The Company owns or has the right to use pursuant to a valid license, sublicense, agreement or permission all copyrights, trademarks, service marks, trade dress, trade names, patents, confidential information (including formulae, know-how, inventions, manufacturing processes and techniques) and other proprietary rights (collectively, the “Proprietary Rights”) necessary to conduct its business as presently conducted, free and clear of all liens.

(b)  Except as set forth on Schedule 4.14 attached hereto (the “Proprietary Rights Schedule”), (i) the Company is not infringing upon or otherwise acting adversely to any Proprietary Rights owned by any other person, and there is no claim or action pending, or to the knowledge of Seller threatened with respect thereto and (ii) to the Company’s knowledge, the Proprietary Rights identified in the Proprietary Rights Schedule have not been infringed upon or otherwise adversely affected by any third party.

(c)  The Proprietary Rights Schedule identifies each application for a trademark, copyright or patent as well as all registrations which exist or have been issued to the Company with respect to any of its Proprietary Rights, identifies each license or agreement or permission that the Company has granted to any third party with respect to any of its Proprietary Rights, and identifies each license or agreement or permission that any third party has granted to the Company with respect to any of such third party’s Proprietary Rights.

(d)  The Company has taken all reasonable actions to protect the Proprietary Rights identified in the Proprietary Rights Schedule.

4.15  Litigation; Proceedings.   Except as set forth on Schedule 4.15 attached hereto (the “Litigation Schedule”), there are no actions, suits, proceedings, orders or public investigations pending or, to Company’s knowledge, threatened against the Company at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no basis known to Seller for any of the foregoing.

4.16  Brokerage.   There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

4.17  Governmental Licenses and Permits.   Schedule 4.17 attached hereto (the “Licenses Schedule”) contains a complete listing and summary description of all permits, licenses, franchises, certificates, approvals and other authorizations of foreign, federal, state and local governments (collectively, the “Licenses”) owned or possessed by the Company or used by the Company in the conduct of its business.  Except as indicated on the License Schedule, the Company owns or possesses all right, title and interest in and to all of the Licenses which are necessary to conduct its business as presently conducted.  No loss or expiration of any License is, to the Company’s knowledge, threatened, pending or reasonably foreseeable other than expiration in accordance with the terms thereof.

4.18  Employees.   The Company has complied with all applicable laws relating to the employment of personnel and labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, the Worker Adjustment and Retraining Act, and the Immigration Reform and Control Act of 1986.  The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, unfair labor practices claims or other material employee or labor disputes.  The Company has not engaged in any unfair labor practice.  To the Company’s knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Company relating to the Business.  Schedule 4.18 (the “Employees Schedule”) sets forth the names, present annual or, as the case may be, hourly rate of compensation (including salary, bonuses and commissions) of all persons employed or engaged by the Company (including independent contractors) as of the date of this Agreement, and at Closing will provide to Buyer an updated Schedule 4.18 as of the Closing Date.  Such Schedule 4.18 also includes and shall include an organizational chart down to, and including, the supervisory level and sets forth a description of any written agreement with respect to the conditions of employment (or status as an independent contractor) of any of them.  Each employee of the Company is terminable on an “at will” basis, without liability to the Company and each independent contractor who acts as a sales representative is terminable on no more than 30 days prior written notice, without liability to the Company other than paying commissions that pertain to such 30 day notice period. With respect to all such independent contractor sales representatives or employees who have received commissions, bonuses or payments based on sales or profits or other figures, all such amounts have been properly calculated according to contractual requirements and there exists no basis for a claim for additional payment of any kind.

4.19  Employee Benefit Plans.

(a)  Except as set forth on Schedule 4.19 attached hereto (the “Employee Benefits Plans Schedule”), with respect to current or former employees of Company, independent contractors, or the spouses, beneficiaries or dependents thereof, Company does not maintain and has not maintained, does not contribute to and has not contributed to, does not have and has not had any obligation to contribute to, and does not have and has not had any liability or potential liability with respect to any (i) qualified defined contribution or defined benefit plans or arrangements (whether or not terminated) which are employee pension benefit plans (as defined in Section 3(2) of ERISA) (the “Employee Pension Plans”); (ii) any ongoing or terminated funded or unfunded employee welfare benefit plans (as defined in Section 3(1) of ERISA) (“Employee Welfare Plans”); or (iii) any plan, policy, program or arrangement (whether or not terminated) which provides nonqualified deferred compensation benefits, bonus benefits or compensation, incentive benefits or compensation, severance benefits or compensation, “change of control” (as set forth in Code Section 280G) benefits or compensation or any program, plan, policy or arrangement which provides any health, life, disability, accident, vacation, tuition reimbursement or other fringe benefits (“Other Plans”).  The Company does not participate in or contribute to and has not participated in or contributed to any multiemployer plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) nor does the Company have any other liability, including, without limitation, any potential withdrawal liability, with respect to any Multiemployer Plan, and Company has not incurred any current or potential withdrawal liability as a result of a complete or partial withdrawal (or potential partial withdrawal) from any Multiemployer Plan.  The Company does not maintain or have any obligation to contribute to (or any other liability with respect to) any funded or unfunded Employee Welfare Plan, Multiemployer Plan or Other Plan which provides post-retirement health, accident or life insurance benefits to current or former employees, current or former independent contractors, current or future retirees, their spouses, dependents or beneficiaries, other than limited medical benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B or otherwise required by law.  (Any Employee Pension Plan, any Employee Welfare Plan, any Other Plan and any Multiemployer Plan shall be referred to herein collectively as the “Plans”).

(b)  All Plans (and related trusts and insurance Contracts) comply in form and in operation in all material respects with the applicable requirements of ERISA and the Code and the Employee Pension Plans which are employee pension benefit plans (as defined in section 3(2) of ERISA) meet, in all material respects, the requirements of “qualified plans” under Section 401(a) of the Code, and each such Employee Pension Plan has received a favorable determination letter from the Internal Revenue Service.

(c)  Company has not incurred any liability that has not been previously satisfied in full to the Pension Benefit Guaranty Corporation (the “PBGC”), the Internal Revenue Service, the Department of Labor, any other governmental agency, any Multiemployer Plan or any Person with respect to any Plan currently or previously maintained by members of the controlled group of companies (as defined in Section 414 of the Code) that includes Company (the “Controlled Group”), and no condition exists that presents a risk to Company or any other member of the Controlled Group of incurring such a liability, other than liability for premiums due the PBGC or contributions to any Plan that are not yet due and payable.

4.20  Insurance.   Schedule 4.20 attached hereto (the “Insurance Schedule”) sets forth an accurate description of each insurance policy to which Company has been a party, a named insured or otherwise the beneficiary of coverage at any time during the past five years.  The Company maintains insurance policies with coverage customary for entities engaged in similar lines of business in similar geographic locations.  All such insurance policies are in full force and effect, and Company is not (and, within the past five years, has  not been) in breach or default with respect to its obligations under such insurance policies.

4.21  Officers and Directors; Bank Accounts.   Schedule 4.21 attached hereto lists all officers and directors of the Company and lists all of the Company’s bank accounts (designating each authorized signatory and the level of each signatory’s authorization).

4.22  Affiliate Transactions.   No Related Parties or officer or director of the Company, Seller or any entity in which any such person owns any beneficial interest, except for publicly traded companies in which such person owns less than 5% of the outstanding securities, is a party to any Contract or transaction with the Company or which is pertaining to the business of the Company or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company.  The Company has no obligation to pay or reimburse any Related Parties for any salary, bonus, fee, or amount of any kind.

4.23  Compliance with Laws.   Except as set forth on Schedule 4.23 attached hereto (the “Regulatory Schedule”), the Company has and its officers, directors, agents and employees acting on behalf of the Company have, complied with all applicable laws, regulations (including, without limitation, applicable occupational health and safety laws and regulations and applicable food and drug regulations and advertising regulations) and zoning ordinances of foreign, federal, state and local governments and all agencies thereof which affect the business, business practices (including, but not limited to, the Company’s production, marketing, sales and distribution of its products and services) or any owned or leased properties of the Company and to which the Company may be subject, and no claims have been filed within three years prior to the date of this Agreement against the Company alleging a violation of any such laws or regulations.  Except as set forth on the Regulatory Schedule, the Company has complied with, and bears no liability or corrective or remedial obligation under, any environmental or safety laws or related common law theories and no governing authority has issued a corrective or remedial order thereunder.  Except as set forth on the Regulatory Schedule, there have been no product recalls, withdrawals or seizures with respect to any products developed, sold, licensed or delivered by the Company.  Without limiting the generality of the foregoing, the Company:

(a)  is in compliance with, and the Company has not violated, the Federal Food, Drug, and Cosmetic Act,  the Federal Trade Commission Act and the Safe Drinking Water and Toxic Enforcement Act of 1986 or “Proposition 65.”  No notice, claim, charge, complaint, action, suit, proceeding, investigation or hearing has been received by the Company or filed, commenced or threatened against the Company, alleging a violation of or liability or potential responsibility under any such law, rule or regulation which have not heretofore been duly cured and for which there is no remaining liability.

(b)  is not in receipt of notice of, or subject to, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty, fine, sanction, assessment, request for corrective or remedial action or other compliance or enforcement action, relating to any of the Company’s products or the ingredients thereof or to the facilities in which such products are designed, manufactured, merchandised, serviced, distributed, sold, delivered or handled, whether issued by the Food and Drug Administration (the

“FDA”), the Federal Trade Commission (the “FTC”) or by any other federal, state, local or foreign authority having or asserting responsibility for the regulation of such products (“Other Authorities”).

(c)  has obtained all necessary approvals, registrations and authorizations from, has made all necessary and appropriate applications and other submissions to, and has prepared and maintained all records, studies and other documentation needed to satisfy and demonstrate compliance with the requirements of, the FDA, the FTC and Other Authorities for its current business activities relating to its products.

(d)  has not made any false statement in, or omission from, the applications, approvals, reports or other submissions to the FDA, the FTC or the Other Authorities or in or from any other records and documentation prepared or maintained to comply with the requirements of the FDA or Other Authorities relating to its products.

(e)  has not directly or indirectly made any false statement in, or omission from, any report, study, or other documentation prepared in conjunction with the applications, approvals, reports or records submitted to or prepared for the FDA, the FTC or Other Authorities relating to its products.

(f)  has not has not directly or indirectly made or offered any payment, gratuity or other thing of value that is prohibited by any law or regulation to personnel of the FDA, the FTC or Other Authorities in connection with the approval or regulatory status of or the facilities in which the products are designed, manufactured, merchandised, serviced, distributed, sold, delivered or handled.

(g)  is in compliance with all applicable regulations and requirements of the FDA, the FTC and Other Authorities relating to its products, including any good manufacturing or handling practices, requirements for demonstrating and maintaining the safety and efficacy of the products, export or import requirements, certificates of export, requirements for investigating customer complaints and inquiries, labeling requirements and protocols (including requirements for substantiation of marketing, advertising or labeling claims, requirements which prohibit “drug” claims or which require that the FDA receive notice of structure/function claims or pre-market notification of new dietary ingredients), labeling or registration requirements of any foreign jurisdiction into which the products are shipped or sold, shipping requirements, monitoring requirements, packaging or repackaging requirements, laboratory controls, sterility requirements, inventory controls and storage and warehousing procedures.

(h)  has not received any notification, written or verbal, which remains unresolved as of the date hereof, from the FDA, the FTC, FDA or FTC personnel or Other Authorities indicating that any of its products is unsafe or ineffective for its intended use, or has shipped or sold (or permitted to be shipped or sold) any products into any jurisdictions without first having obtained all requisite approvals, registrations and permissions from the FDA, the FTC and Other Authorities or has made claims with respect to such products which are “drug” claims or would cause such products to be deemed misbranded, or which questioned or requested the support or substantiation for any such claims.

(i)  Notwithstanding anything to the contrary in this Section 4.23, Company and Seller shall not be required to list and have not listed on Schedule 4.23 any letters received from the FDA in response to notices sent to the FDA pursuant to Section 403(r)(6) of the Federal Food, Drug, and Cosmetic Act, but represent and warrant that they have separately provided Buyer with true and correct copies of all such letters.

4.24  Governmental Consent, etc.   No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required to be obtained by the Company in connection with its execution, delivery and performance of this Agreement or the consummation of any other transaction contemplated hereby.

4.25  Powers of Attorney; Guarantees.   There are no outstanding powers of attorney executed on behalf of the Company.  The Company is not a guarantor or otherwise liable for any Indebtedness of any other person, firm or corporation other than endorsements for collection in the ordinary course of business.

4.26  Product Warranty.   Except as set forth on Schedule 4.26 attached hereto (the “Product Warranty Schedule”), no product manufactured, sold, licensed, leased or delivered by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease, other than statutory warranties.  Except as set forth on the Product Warranty Schedule, within the three years prior to the date of this Agreement, there have been no breaches of any warranty of any product manufactured, sold or delivered by the Company that have resulted in a material adverse effect on the Company.  The Product Warranty Schedule includes copies of such standard terms and conditions for sale or lease for the Company (containing applicable guaranty and warranty provisions).

4.27  Product Liability.   Except as set forth in the Litigation Schedule, there is no existing liability, claim or obligation arising from or alleged to arise from any actual or alleged injury to persons or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Company.

4.28  Environmental and Safety Requirements.

(a)  Each of the Company, its predecessors and affiliates has complied with and is in compliance with all Environmental, Health and Safety Requirements (as defined below).

(b)  Each of the Company, its predecessors and affiliates has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the occupation of its facilities and the operation of its business.

(c)  Neither the Company nor any of its predecessors or affiliates has received any written notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any liabilities or potential liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health and Safety Requirements.

(d)  None of the following exists at any property or facility owned or operated by the Company or its predecessors or affiliates: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

(e)  Neither the Company nor any of its predecessors or affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including, without limitation, any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance), in a manner that has given or would give rise to obligations or liabilities, including, without limitation, any obligation or liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health and Safety Requirements.

(f)  Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health and Safety Requirements.

(g)  Neither the Company nor any of its predecessors or affiliates has, either expressly or by operation of law, assumed or undertaken any obligation or liability, including any obligation or liability for corrective or remedial action, of any other Person relating to Environmental, Health and Safety Requirements.

(h)  No facts, events or conditions relating to the past or present facilities, properties or operations of the Company or any of its predecessors or affiliates will prevent, hinder or limit continued compliance with Environmental, Health and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health and Safety Requirements, or give rise to any other obligations or liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) pursuant to Environmental, Health and Safety Requirements, including, without limitation, any obligations or liabilities relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(i)  For purposes of this Agreement, “Environmental, Health and Safety Requirements” shall mean all federal, state and local statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

4.29  Disclosure.   Neither this Agreement, nor any of the schedules, attachments or exhibits hereto, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

4.30  Closing Date.   All of the representations and warranties contained in this Article IV and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto are true and correct on the date of this Agreement and will be true and correct on the Closing Date, except to the extent that Seller has advised Buyer otherwise in writing prior to the Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER

As a material inducement to Buyer to enter into this Agreement, Seller represents and warrants to Buyer that:

5.1  Authorization of Transactions.   The Marianne Kostka Trust was validly created under the laws of the State of California and Marianne Kostka has sole and absolute power to bind such trust and carry out the transctions desribed herein. Seller has full power and authority to enter into this Agreement and the other documents contemplated hereby to which Seller is a party, and to perform her obligations hereunder and thereunder.  This Agreement and the other documents contemplated hereby to which Seller is a party have been or will be duly executed and delivered by Seller and constitute or will constitute the valid and binding agreements of Seller, enforceable in accordance with their terms, except as enforceability hereof may be limited by bankruptcy or other laws affecting creditor’s rights generally and limitations resulting from the application of equitable principles.  No beneficiary of the Marianne Kostka Trust has or will have any claim for loss, liability or damage against Buyer or the Company as a result of the transactions described herein, and the consent of no such beneficiary is necessary in order to consummate such transactions.

5.2  Absence of Conflicts.   Except as indicated on Schedule 4.5 attached hereto, neither the execution and the delivery of this Agreement and the other documents contemplated hereby to which Seller is a party, nor the consummation of the transactions contemplated hereby and thereby, will (a) (i) conflict with, result in a breach of any of the provisions of, (ii) constitute a default under, (iii) result in the violation of, or (iv) give any third party the right to terminate or to accelerate any obligation under the provisions of any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Seller is bound or affected, or any statute, regulation, rule, judgment, order, decree or other restriction of any government, governmental agency or court to which Seller is subject, (b) result in the creation of any lien, security interest or charge or encumbrance upon the Company Stock, or (c) require any authorization, consent, approval, execution or other action by or notice to any court or other governmental body.  No notice to, filing with or authorization, consent or approval of any government or governmental agency by Seller is necessary for the consummation of the transactions contemplated by this Agreement and the other documents contemplated hereby to which Seller is a party.

5.3  Brokerage.   There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

5.4  Shares.   Seller holds of record and owns beneficially 25,000 shares of Company Stock, free and clear of all Liens (other than any transfer restrictions under the Securities Act of 1933, as amended, and state securities laws).  Seller is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any capital stock of the Company (other than this Agreement).  Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.

5.5  Closing Date.   All of the representations and warranties concerning Seller contained in this Article V and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto are true and correct on the date of this Agreement and will be true and correct on the Closing Date, except to the extent that Seller has advised Buyer otherwise in writing prior to the Closing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Seller to enter into this Agreement, Buyer hereby represents and warrants to Seller that:

6.1  Corporate Organization and Power.   Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby to which Buyer is a party and perform its obligations hereunder and thereunder.

6.2  Authorization.   Buyer has full corporate power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which Buyer is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Buyer is a party by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Buyer, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement constitutes, and each of the other agreements contemplated hereby to which Buyer is a party will when executed constitute, a valid and binding obligation of Buyer, enforceable in accordance with their terms, except as enforceability hereof may be limited by bankruptcy or other laws affecting creditor’s rights generally and limitations on the availability of equitable remedies.

6.3  No Violation.   Buyer is not subject to or obligated under its certificate of incorporation, its by-laws, any applicable law, or rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement and the other agreements contemplated hereby to which Buyer is a party.

6.4  Governmental Authorities and Consents.   Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement and the other agreements contemplated hereby to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.  No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Buyer is a party or the transactions contemplated hereby or thereby.

6.5  Litigation.   There are no actions, suits, proceedings, orders or investigations pending or, to the best of Buyer’s knowledge, threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer’s performance under this Agreement and the other agreements contemplated hereby to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

6.6  Brokerage.   There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

6.7  Investment Purpose.   Buyer is acquiring the Purchased Shares for its own account and not with a view to sale or distribution thereof in violation of any securities laws, and it has no present intention of selling or distributing all or any portion of the Company Stock in violation of any securities laws.

6.8  Closing Date.   All of the representations and warranties contained in this Article VI and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto are true and correct on the date of this Agreement and will be true and correct on the Closing Date, except to the extent that Buyer has advised Seller otherwise in writing prior to the Closing.

ARTICLE VII

TERMINATION

7.1 Termination.   This Agreement may be terminated at any time prior to the Closing:

(a)  by mutual written consent of Buyer and Seller;

(b)  by either Buyer or Seller if there has been a material misrepresentation or breach on the part of the other party in the representations and warranties set forth in this Agreement, or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating party’s obligations to consummate the transactions contemplated hereby, unless such terminating party’s willful breach of this Agreement has caused the condition to be unsatisfied; or

(c)  by either Buyer or Seller if the Closing has not occurred on or prior to June 30th, 2003; provided that neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 7.1(c) if such person’s willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time.

7.2  Effect of Termination.   In the event of termination of this Agreement by either Buyer or Seller as provided above, this Agreement will forthwith become void and there will be no liability on the part of any party hereto to any other party hereto or its stockholders or directors or officers in respect thereof, except for the obligations of the parties hereto in Sections 9.3, 9.6(c) and 9.7 and except that nothing herein will relieve any party from any breach of this Agreement prior to such termination.

ARTICLE VIII

INDEMNIFICATION AND RELATED MATTERS

8.1  Survival.   All representations and warranties set forth in this Agreement (other than the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.5, 4.12, 4.16, 5.1, 5.2, 5.3, 5.4, 6.1, 6.2, 6.3, 6.6 and 9.10, which are addressed below) will survive the Closing Date and the consummation of the transactions contemplated hereby and continue in full force and effect until the fifth anniversary of the Closing Date (the “Survival Period”); provided that if a claim for indemnification is made in connection with any representation or warranty set forth in this Agreement, the Survival Period will be extended with respect solely to such representation or warranty until the date of final determination of such claim.  Notwithstanding the foregoing, the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.5, 4.12, 5.1, 5.2, 5.3, 5.4, 6.1, 6.2, 6.3, 6.6 and 9.10 and all covenants and agreements set forth in this Agreement will survive the Closing Date and the consummation of the transactions contemplated hereby and continue in full force and effect without any time limitation thereafter.

8.2  Indemnification.

(a)  Subject to the limitations set forth in (b) below, Seller agrees to indemnify Buyer and its officers and directors, and hold it and them harmless against any loss, liability, deficiency, damage or expense (including reasonable legal expenses and costs and including interest and penalties) (a “Loss”) which Buyer may suffer, sustain or become subject to, as a result of (i) the breach by the Company (on or prior to the Closing Date) or Seller of any representation, warranty, covenant or agreement made by the Company or Seller contained in this Agreement or in any writing delivered in connection herewith (including any attachment, exhibit, schedule or certificate), (ii) any claims of any brokers or finders claiming by, through or under Seller, (iii) any Excluded Liabilities (as defined below), and (iv) the Kava Litigation (as defined below).  As used herein, “Loss” shall not include (i) overhead or administrative expenses of the Company or Buyer or wages, salaries, expenses or other payments made with respect to employees, independent contractors, consultants (other than reasonable attorney, expert and accountant fees and expenses) and officers of the Company or Buyer, (ii) lost future revenues or profits resulting from the Loss, (iii) any loss, liability, deficiency, damage or expense resulting solely from changes made after the Closing Date in any law or regulation, including those that are proposed or pending, but not enacted as of the Closing Date and including any change resulting from the lifting of a moratorium after the Closing Date, and (iv) any loss, liability, deficiency, damage or expense resulting from any personal injury occurring after the Closing Date, provided that this clause (iv) shall not limit any indemnification obligation Seller might otherwise have for personal injury resulting from the use of products already sold on or prior to the Closing Date or in finished inventory on the Closing Date.

(b)  The indemnification provided for in Section 8.2(a)(i) above is subject to the following limitations:

(i)            Seller will be liable to Buyer with respect to claims referred to in (a) above only if Buyer gives Seller written notice thereof during the Survival Period, except for claims arising under the representations and warranties (A) set forth in Section 4.12 as to which claims must be made within thirty (30) business days of the expiration of the applicable statute of limitation with respect thereto and (B) set forth in Sections 4.1, 4.2, 4.3, 4.5, 4.16, 5.1, 5.2, 5.3 and 5.4 (and Sections 4.30 and 5.5, solely as they relate to the foregoing sections) as to which claims may be made at any time;

(ii)           solely with respect to claims referred to in clause (a)(i) above arising under the representations and warranties in Article IV and Article V, other than claims arising under any representation or warranty set forth in Section 4.12 or 4.22, Seller will not be liable for any such Loss until the aggregate amount of all such Losses exceeds $50,000, and then only to the extent that such Losses exceed such amount;

(iii)         solely with respect to claims referred to in clause (a)(i) above arising under any representation or warranty set forth in Section 4.12, Seller will not be liable for any such Loss until the aggregate amount of all such Losses exceeds the amount of any tax refunds received by the Company after the Closing Date with respect to any Tax Returns filed prior to the Closing Date and the Tax Returns to be filed pursuant to Section 9.2(a), and then only to the extent that such Losses exceed such amount;

(iv)          solely with respect to claims referred to in clause (a)(i) above arising under the representations and warranties in Article IV and Article V, Seller shall not be liable for any Losses which Buyer may suffer, sustain or become subject to, in excess of the Purchase Price in the aggregate, except for Losses arising under representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.5, 4.16, 5.1, 5.2, 5.3 and 5.4 (and Sections 4.30 and 5.5, solely as they relate to the foregoing sections); and

(v)           Losses of Buyer shall be adjusted to give credit to Seller for (A) any net reduction in federal, state or local income or franchise Tax liability when and as realized at any time by the Company or Buyer in connection with the Losses for which indemnification is sought hereunder and (B) amounts, if any, actually recovered by Buyer or the Company with respect to the matter for which Buyer is being indemnified under insurance policies for the benefit of Buyer or the Company that reduce Losses that would otherwise be sustained, except to the extent the premiums of such policies have increased or are reasonably likely to increase as a result of such recovery, (provided that nothing herein shall be deemed to require Buyer’s to file any insurance claims).

(c)  Buyer agrees to indemnify Seller and hold Seller harmless against any Loss which Seller may suffer, sustain or become subject to, as the result of a breach of any representation, warranty, covenant or agreement by Buyer contained in this Agreement, and any claims of any brokers or finders claiming by, through or under Buyer; provided that Buyer will not be liable for any Loss relating to breaches of Buyer’s representations, warranties, covenants and agreements contained in this Agreement, except Sections 6.1, 6.2, 6.3 and 6.6 hereof (and Section 6.8, solely as it relates to the foregoing sections) (i) unless written notice of such breach is given by Seller to Buyer during the Survival Period; and (ii) unless the aggregate amount of all such Losses exceeds $50,000, and then only to the extent that such Losses exceed such amount (except with respect to claims involving Buyer’s breach of Section 6.6, which shall not be subject to such $50,000 amount), and (iii) to the extent such Losses exceed in the aggregate the Purchase Price. The parties hereto agree that Seller will have no right to seek any indemnification from the Company relating to the covenants to be performed at or prior to Closing by the Company in this Agreement.

(d)  Whether or not the thresholds referred to in Sections 8.2(b) or 8.2(c) have been met, if a party hereto seeks indemnification under this Section 8.2, such party (the “Indemnified Party”) shall give written notice to the other party (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim.  In that regard, if any suit, action, claim, liability or obligation (a “Proceeding”) shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Section 8.2, the Indemnified Party shall notify the Indemnifying Party of the same in writing, specifying in reasonable detail (to the extent then known) the basis of such claim and the facts pertaining thereto and the Indemnifying Party, if it so elects and accepts full responsibility therefor, may assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses; provided, however, that (i) in the event any Proceeding shall be brought or asserted by any third party which, if adversely determined, would not entitle the Indemnified Party to full indemnity pursuant to Section 8.2, the Indemnified Party may elect to participate in a joint defense of such Proceeding (a “Joint Defense Proceeding”) for which the expenses of such joint defense will be shared equally by such parties and the employment of counsel shall be reasonably satisfactory to both parties and (ii) if the Proceeding could not reasonably require any payment by the Indemnifying Party because of one of the thresholds set forth in Sections 8.2(b) or 8.2(c), the Indemnifying Party shall have no right to assume and control the defense thereof, but shall have the right to employ counsel separate from counsel employed by the Indemnified Party in such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnifying Party shall be at the expense of the Indemnifying Party unless the employment thereof has been specifically authorized by the Indemnified Party in writing.  If the Indemnifying Party elects to assume and control the defense of a Proceeding, it will provide notice thereof within 30 days after the

Indemnified Party has given notice of the matter and if such Proceeding is not a Joint Defense Proceeding, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing or (ii) the Indemnifying Party has failed to assume the defense and employ counsel or (iii) due to the circumstances, it is appropriate or necessary for the Indemnified Party to have separate representation as a result of a conflict or potential conflict of interest that may pertain to counsel selected by the Indemnifying Party.  The Indemnifying Party shall not be liable for any settlement of any Proceeding, the defense of which it has elected to assume, which settlement is effected without the written consent of the Indemnifying Party; provided that no settlement of a Joint Defense Proceeding may be effected without the written consent of both parties.  The Indemnified Party shall not be liable for any settlement of any Proceeding by the Indemnifying Party, which settlement involves anything other than solely monetary damages, without the Indemnified Party’s written consent, which may be withheld in its sole discretion.  If there shall be a settlement to which the Indemnifying Party consents or a final judgment for the plaintiff in any Proceeding, the defense of which the Indemnifying Party has elected to assume, the Indemnifying Party shall indemnify the Indemnified Party with respect to the settlement or judgment, except to the extent the Indemnifying Party’s indemnification obligations are limited by the provisions of Sections 8.2(b) and 8.2(c).  If the Indemnifying Party elects to assume and control the defense or in the event of a Joint Defense Proceeding, the Indemnified Party shall take all reasonable efforts necessary to assist the Indemnifying Party in such defense.  In particular, and without limiting the generality of the foregoing, if Buyer is the Indemnified Party, it will cause the Company to reasonably cooperate with Seller and to participate in the defense of the Proceeding.

(e)  Except as set forth in Section 9.5, the foregoing indemnification provisions are intended to and shall be the sole remedy for misrepresentation, breach of warranty, breach of covenant or agreement or any other claim any party may have against any other party hereto with respect to the transactions contemplated by this Agreement, except for fraud.

(f)  Amounts paid to or on behalf of Buyer or Seller as indemnification shall be treated as adjustments to the Purchase Price.

(g)  For purposes of this Agreement, “Excluded Liabilities” shall mean any and all liabilities and obligations of the Company for (i) Indebtedness of any kind arising out of or in connection with any action, event or occurrence taking place prior to the Closing; (ii) any accrued expenses or accounts payable in excess of the aggregate amount thereof set forth on the Final Statement and taken into account for purposes of calculating the adjustment provided for in Section 1.3(a) above; (iii) any liability or obligation arising from or relating to the Company’s transactions or relationship with Therapeutics Mega-Vitamin, Inc.; (iv) any liability or obligation related to amounts owing to any broker in breach of Section 4.16, all of which shall be the sole responsibility of Seller, (v) any claims by any Related Parties, or (vi) the amount of Taxes, if any, of or payable by the Company with respect to any taxable year or taxable period or portion thereof ended on the day prior to the Closing Date or prior thereto in excess of the Taxes accrued for on the Final Statement (it being understood that in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing

Date, the portion of such Taxes which relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the number of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period and (y) in the case of any Tax based upon or related to income, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date).

(h)  For purposes of this Agreement, the “Kava Litigation” shall mean and refer to the litigation which has been filed and is proceeding originally under the caption “Erik Ross and Katie Steinbeck, On Behalf of Themselves and All Others Similarly Situated and On Behalf of the General Public v. Natural Organics, Inc., et al.” filed on March 14, 2002 in the Superior Court of the State of California for the County of Los Angeles, as well as any extensions, refilings, ancillary proceedings and related actions.  With respect to the Kava Litigation, Seller shall be solely responsible for continuing to defend the Company following Closing as if Seller were the “Indemnifying Party” and Company were the “Indemnified Party” pursuant to Section 8.2(d) above, and as if the Kava Litigation were a “Proceeding” of which Seller had elected to assume the control and defense of the same.  Notwithstanding the foregoing, Seller shall periodically update Company and Buyer with respect to the progress of the Kava Litigation and Company, including through updates provided by Seller’s counsel.

8.3  Arbitration Procedure.  Each of the parties hereto agrees that they will attempt to settle any dispute, claim or controversy arising out of this Agreement through good faith negotiations in the spirit of mutual cooperation. Any dispute, claim or controversy that cannot be resolved by the parties through good faith negotiations within 30 days of the notification to the other party of the commencement of the dispute resolution procedures of this Section 8.3 will then, upon the written request of any party hereto, be resolved by binding arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association by a sole arbitrator.  Such arbitrator shall be mutually agreeable to the parties.  If the parties cannot mutually agree upon the selection of an arbitrator, the arbitrator shall be selected in accordance with the rules of the then effective Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrator shall be directed by the parties to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances.  Such arbitrator shall be directed by the parties to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of California.  The arbitration will be conducted in the English language in Orange County, California.  Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.  Nothing contained in this Section 8.3 shall prevent any party hereto from resorting to judicial process if injunctive or other equitable relief from a court is necessary to prevent injury to such party or its Affiliates.

ARTICLE IX

ADDITIONAL AGREEMENTS

9.1  Continuing Assistance.   Subsequent to the Closing, Seller and Buyer at their own cost will assist each other (including making records available) in the preparation of their respective tax returns and the filing and execution of tax elections, if required, as well as any audits or litigation that ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

9.2  Tax Matters.

(a)  Buyer will prepare or cause to be prepared at Buyer or the Company’s expense, Tax Returns for the Company for the fiscal year ending December 31, 2003 (or, if applicable, for the short fiscal year ending on the Closing Date) relating to federal income tax and state franchise tax.  Seller will provide such cooperation and assistance as Buyer may reasonably request.  Subject to the terms of this Section 9.2(a), Buyer will provide Seller with the opportunity to review the Tax Returns for material errors no later than 30 days prior to filing the same.  Seller will provide comments or suggestions relating to such material errors, if any, no later than the 15th day following Buyer’s provision of the Tax Returns for such review.  Buyer may elect to incorporate such comments or suggestions in its sole discretion and shall be under no obligation whatsoever to do so. Buyer will cause the Company to file the Tax Returns described in this Section 9.2(a) with the proper Taxing authorities on a timely basis and in the appropriate manner, and the Company will pay the Taxes shown on such Tax Returns on a timely basis, subject to Buyer’s rights of indemnification for Taxes constituting Excluded Liabilities.

(b)  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest), if any, incurred in connection with the Closing Transactions shall be paid by Seller when due, and Seller will, at Seller’s own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

9.3  Press Releases and Announcements.   Prior to the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Company will be issued without the mutual approval of all parties hereto, except (i) Buyer may make a press release to announce the transaction upon signature of this Agreement, but shall provide Seller with prior notification and the opportunity to comment on the same (provided Seller agrees not to engage in any trading of Buyer’s stock or disclose its knowledge of such pending announcement to any party other than its professional advisors, except in a manner that is contemplated to ensure compliance with applicable securities laws and regulations), and (ii) any public disclosure which any party in good faith believes is required by law or regulation (in which case the disclosure shall be prepared jointly by the Company and Buyer, to the extent permitted by such law or regulation).  Subject to the foregoing exceptions, after the Closing Date and until the first anniversary of the

Closing Date, no press releases related to this Agreement and the transactions contemplated herein will be issued without the parties written mutual consent of Buyer and Seller.  After the Closing Date, no announcements to the employees, customers or suppliers of the Company and, after the first year anniversary of the Closing Date, no press releases related to this Agreement and the transactions contemplated herein will be issued without Buyer’s consent.

9.4  Further Actions.   Seller will execute and deliver such further instruments of conveyance and transfer and the parties will take such additional action as any other party may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Shares and any other transactions contemplated by this Agreement.

9.5  Specific Performance.   Seller acknowledges that the Company’s business is unique and recognizes and affirms that in the event of a breach of this Agreement by Seller, money damages may be inadequate and Buyer may have no adequate remedy at law.  Accordingly, Seller agrees that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Seller’s obligations hereunder not only by an action or actions for damages under the indemnification provisions of Section 8.2 but also by an action or actions for specific performance, injunctive and/or other equitable relief.

9.6  Investigation and Confidentiality.

(a)  Prior to the Closing Date, Buyer may make or cause to be made such investigation of the business and properties of the Company as it deems necessary or advisable to familiarize itself therewith; provided that such investigation shall be reasonably related to the transactions contemplated hereby.  Seller will, and will cause the Company and its officers, directors, employees and agents to, permit Buyer and its employees, agents, accounting, legal and other authorized representatives and representatives of the financial institutions which are considering participation in the financing of this transaction to, at reasonable times after consultation with Seller, (i) have full access to the premises, books and records of the Company at reasonable hours, (ii) visit and inspect any of the properties of the Company, and (iii) discuss the affairs, finances and accounts of the Company with the directors and independent accountants of the Company.

(b)  If the transactions contemplated by this Agreement are not consummated, Buyer will not disclose or use at any time any confidential information and materials concerning the Company or Seller, and Buyer and its representatives will use reasonable best efforts to return to Seller originals of or destroy copies of all memoranda, notes, plans, records, documentation and other materials obtained from Seller or the Company in connection with the transactions contemplated by this Agreement which Buyer may then possess or have under its control.  Whether or not the transactions contemplated hereby are consummated, Seller will maintain the confidentiality of all information and materials regarding Buyer and its affiliates designated by Buyer as confidential.  If the transactions contemplated by this Agreement are consummated, Seller will not disclose or use any proprietary or other non-public information regarding the Company (including any of same included in the Proprietary Rights), in breach of the Noncompete Agreement or otherwise in a manner detrimental to the Company.

(c)  Notwithstanding anything herein to the contrary, each party to the transactions contemplated hereby (the “Transaction”) (and each affiliate and person acting on behalf of any such party) agrees that each party (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws.  This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the Transaction, (ii) the identities of participants or potential participants in the Transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the Transaction), or (v) any other term or detail not relevant to the tax treatment or the tax structure of the Transaction.

9.7  Expenses.   Except as otherwise provided herein, Buyer and Seller will pay all of their own expenses (including, if incurred, fees and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby; it being understood that the Company will not pay any of Seller’s costs and expenses (including legal and accounting fees and expenses) arising in connection with the transactions contemplated hereby if the transactions are consummated.

9.8  Exclusivity.   Until this Agreement is terminated by its terms, Seller will not (and Seller will cause its affiliates, directors, officers, employees or agents of the Company and its affiliates not to), (a) solicit, initiate or encourage the submission of any proposal or offer from any person or entity relating to any (i) liquidation, dissolution or recapitalization of, (ii) merger or consolidation with or into, (iii) acquisition or purchase of assets of or any equity interest in or (iv) similar transaction or business combination involving the Company or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any other person to do or seek any of the foregoing.

9.9  Books and Records.   Unless otherwise consented to in writing by Seller or Buyer (as the case may be), Buyer and Seller will, for a period of seven (7) years following the date hereof, use reasonable best efforts not to destroy, alter or otherwise dispose of any of the books and records of the Company acquired by Buyer hereunder or retained by Seller without first offering to surrender to Seller or Buyer such books and records or any portion thereof of which Seller or Buyer may intend to destroy, alter or dispose.  Buyer and Seller will allow the other party’s representatives, attorneys and accountants access to the Company’s books and records, upon reasonable request and during such party’s normal business hours, for the purpose of examining and copying the same in connection with any matter whether or not relating to or arising out of this Agreement or the transactions contemplated hereby.

9.10  Release.   Seller agrees that all claims and rights existing at the time of the Closing shall be finally and completely waived and relinquished under this Agreement under the following terms and conditions:

(a)  Seller, on behalf of herself, and her successors, assigns, next-of-kin, representatives, administrators, executors, employees and agents, and any other person or entity claiming by, through, or under any of the foregoing (and in her capacity not only as an individual but also as Trustee and Sole Beneficiary of the Marianne Kostka Trust dated November 11, 1993), does hereby unconditionally and irrevocably release, waive and forever discharge the Company, and each of its past and present directors, officers, employees, agents, predecessors, successors, assigns, stockholders, partners, insurers, subsidiaries and affiliates (other than Therepeutic Mega-Vitamins, Inc.), from any and all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) on or prior to the Closing, including without limitation any and all of the foregoing arising out of or relating to (i) Seller’s capacity as a current or former stockholder, officer, director, manager, employee or agent of the Company or any of its predecessors, subsidiaries or affiliates (or her capacity as a current or former trustee, director, officer, manager, employee or agent of any other entity in which capacity she is or was serving at the request of the Company), (ii) any rights of indemnification or contribution, whether pursuant to the Company’s articles of incorporation, bylaws, applicable law, contract or otherwise, or (iii) any contract, agreement or other arrangement (whether verbal or written, but excluding this Agreement) entered into or established prior to the Closing (with the effect that any such contract, agreement or other arrangement, including any provision purporting to survive termination of such contract, agreement or other arrangement, is hereby terminated in its entirety), in all cases whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) on or prior to the Closing, with the exception of any obligations of the Company pursuant to any other agreement entered into with Seller in connection with the Closing.  Seller understands that this is a full and final general release of all claims, demands, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Company.

(b)  Seller acknowledges and agrees that Seller has read and understands and has been fully advised by her attorneys as to the contents of Section 1542 of the Civil Code of the State of California, and that Section 1542 and the benefits thereof are hereby expressly waived.  Section 1542 reads as follows:

1542.  General release; extent.

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HER SETTLEMENT WITH THE DEBTOR.

Seller expressly waives and relinquishes all rights and benefits under Section 1542 and any similar law or common law principle of similar effect of any state or territory of the United States with respect to the claims released hereby.  In connection with such waiver and release, Seller acknowledges that she is aware that she may hereafter discover claims or facts in addition to or different from those which he now knows or believes to be true with respect to the matters released herein, but that it is the intention of Seller to fully, finally and forever, waive, release and relinquish all such matters and all such claims relative thereto which do exist, may exist or heretofore have existed.  In furtherance of such intention, the releases given herein shall be and remain in effect as full and complete releases of any such additional or different claims or facts relative thereto.

(c)  Seller warrants and represents to the Company that there are no liens, or claims of lien, or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein; and further, that she is fully authorized and entitled to give the releases specified herein.  Seller further warrants and represents to the Company that neither she nor any of her affiliates owns (beneficially or of record) or has any interest in, or the right to use, any of the assets, properties or intellectual property used in, or necessary for, the conduct of any of the businesses of the Company.

(d)  The terms of this Section 9.10 are contractual and not mere recitals. Except as expressly set forth herein, this Agreement is executed without reliance upon any promise, warranty or representation by the Company or any representative of the Company, and Seller has carefully read this Agreement, has been advised of its meaning and consequences by her attorney, and signs the same of her own free will.

(e)  Notwithstanding the foregoing provisions of this Section 9.10, nothing contained in this Agreement shall be construed as an admission by either party of any liability of any kind to the other party.  Each party acknowledges that the other party expressly denies that she or it is in any way obligated to the other party, other than pursuant to this Agreement or to any other agreement contemplated to survive the Closing and to which Buyer and Seller are parties.

ARTICLE X

MISCELLANEOUS

10.1  Company’s Knowledge.   For purposes of this Agreement, the phrase “Company’s knowledge” and all other references set forth herein relating to the knowledge of the Company shall mean the actual knowledge, following a reasonable level of inquiry and investigation, of Marianne Kostka and Karl Riedel.

10.2  Amendment and Waiver.   This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a party only if such amendment or waiver is set forth in a writing executed by Buyer and Seller.  No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

10.3  Notices.   All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered mailed by first class mail, return receipt requested, or delivered by express courier service or telecopied.  Notices, demands and communications to the Company, Seller and Buyer will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Seller (and prior to the Closing, the Company):

M.K. Health Food Distributors, Inc.

7180 Lampson Ave.

Garden Grove, CA  92641

Attn: Marianne Kostka

with a copy to:

The Law Offices of Mitchell L. Schwary, Jr.

5 Hutton Centre Drive, Suite 805

Santa Ana, CA  92707

Attn: Mitchell L. Schwary, Jr.

Notices to Buyer (and after the Closing, the Company):

Nature’s Life, Inc.

1400 Kearns Blvd., 2nd Floor

Park City, UT 84060

Attention: Frank W. Gay II

with a copy to:

Kirkland & Ellis

333 Bush St., 26th Floor

San Francisco, CA 94104

Attention: Stephen Oetgen

10.4  Binding Agreement; Assignment.

(a)  This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Seller without the prior written consent of Buyer or by Buyer (except as otherwise provided in this Agreement) without the prior written consent of Seller.

(b)  Buyer may (at any time prior to the Closing), at its sole discretion, assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its wholly owned subsidiaries; provided that in the event of any such assignment, Buyer will guarantee the obligations of any such assignee under this Agreement (such guarantee to be in form and substance reasonably satisfactory to Seller).  Buyer’s “wholly owned subsidiaries” include subsidiaries which may be organized subsequent to the date hereof.

(c)  Buyer may assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer, the Company or any of their affiliates.

10.5  Severability.   Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

10.6  Construction.   The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.  The use of the term “including” in this Agreement shall mean “including without limitation”.

10.7  Captions.   The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

10.8  Entire Agreement.   This Agreement and the documents referred to herein contain the entire agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

10.9  Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together will constitute one and the same instrument.

10.10  Governing Law.   This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

10.11  Parties in Interest.   Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement, except for the terms Section 9.10, which shall inure to the benefit of each party and each of its predecessors, successors, assigns, shareholders, directors, officers, partners, employees, agents, subsidiaries and affiliates, all of whom shall be considered third party beneficiaries hereunder.

10.12  Confidentiality Agreement.  Nothing in this Agreement shall be deemed to cancel the existing confidentiality agreement between Buyer and Seller dated March 17, 2003. However, in the event of any conflict between the provisions of this Agreement and such confidentiality agreement, the provisions of this Agreement shall prevail.

10.13  Signatures of Individuals.   Marianne Kostka (“Kostka”) is signing this Agreement in both her capacity as an individual as well as a trustee and beneficiary of Seller.  Kostka acknowledges that she is signing in her individual capacity despite the fact that she does not individually own any shares of the Company Stock.  It is a condition to Buyer’s willingness to enter into the transactions contemplated by this Agreement that Kostka become a party to this Agreement as set forth herein.  Kostka acknowledges that she is deriving substantial economic benefit by the transactions contemplated by this Agreement, and such benefit provides adequate consideration for Kostka’s agreement to become a party to this Agreement.

*              *              *              *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BUYER:

NATURE’S LIFE, INC.

By:	/s/ Jeffrey A. Hinrichs

Its:	Vice President

COMPANY:

M.K. HEALTH FOOD DISTRIBUTORS, INC.

By:	/s/ Marianne Kostka

Its:	President

SELLER:

/s/ Marianne Kostka
Marianne Kostka, both individually and as Trustee and Sole Beneficiary of the Marianne Kostka Trust dated November 11, 1993

LIST OF EXHIBITS

Exhibit A                -               Form of Escrow Agreement

Exhibit B                -               Form of Noncompete Agreement

LIST OF ATTACHMENTS

Attachment A                       -               Articles of Incorporation and Bylaws

Attachment B                       -               Real Property Lease